EXHIBIT 99.1
                        NEWS RELEASE

LivaNova Announces Early Retirement of $450 Million Term Loan and Executes $125 Million Revolving Credit Facility
Announcement follows closing of underwritten offering of ordinary shares

London, August 16, 2021 – LivaNova PLC (NASDAQ:LIVN), a market-leading medical technology and innovation company, today announced the early retirement of its $450 million five-year senior secured term loan (the Term Loan). To retire the Term Loan, LivaNova repaid the $450 million principal amount outstanding, plus accrued interest and an approximately $35.6 million make-whole premium (including $28.8 million which is the present value of interest through June 17, 2022, and a $6.8 million termination fee). The repayment was funded by proceeds from an underwritten offering of ordinary shares that closed on August 6, 2021 (including the full exercise of the underwriters’ option) and cash on hand. Early retirement of the Term Loan, which bore interest on a floating-rate basis, will result in reduced interest expense of approximately $39 million on an annualized basis (based on currently prevailing rates), including approximately $5 million of amortization of debt issuance costs.
In addition, LivaNova today announced the execution of a $125 million secured revolving credit facility (the Credit Facility) with Goldman Sachs Bank USA as agent, and Goldman Sachs Bank USA, Barclays Bank PLC and UBS AG, Stamford Branch as lenders. The Credit Facility will be available for general corporate purposes.
After giving effect to retirement of the Term Loan and completion of the equity offering, LivaNova now expects full-year 2021 adjusted diluted earnings per share from continuing operations to be in the range of $1.75 to $2.05 and full-year 2021 adjusted free cash flow to be in the range of $50 to $70 million. These metrics exclude the impact of the $35.6 million make-whole premium described above.
“The successful completion of these transactions represents a significant step toward enhancing our liquidity position, provides improved terms and conditions, and creates financial flexibility,” said Alex Shvartsburg, Chief Financial Officer of LivaNova.

The Credit Facility has a five-year term and bears interest at a rate equal to, for U.S. dollar-denominated loans, an adjusted London Interbank Offered Rate (LIBOR), with a floor of 0.00%, or a base rate determined under the terms of the Credit Facility, plus, in each case, a variable margin based on LivaNova’s senior secured net leverage ratio. As of the effective date of the Credit Facility (August 13, 2021), the applicable margin was equal to 3.00% per annum. Interest will be paid monthly or quarterly, as selected by the borrower, with any outstanding principal due at maturity. The Credit Facility also contemplates the payment of commitment fees on the unused portion of the commitments, at a variable percentage based on LivaNova’s senior secured net leverage ratio. As of the effective date of the Credit Facility, the applicable commitment fee percentage was equal to 0.25% per annum. The Credit Facility, if drawn, can be repaid at any time without premium or penalty. Additional terms and conditions are described in the Company’s 8-K filing that is being filed substantially concurrently with this release.
About LivaNova
LivaNova PLC is a global medical technology and innovation company built on nearly five decades of experience and a relentless commitment to provide hope for patients and their families through innovative medical technologies, delivering life-changing improvements for both the Head and Heart. Headquartered in London, LivaNova employs approximately 3,000 employees and has a presence in more than 100 countries for the benefit of patients, healthcare professionals and healthcare systems worldwide. For more information, please visit www.livanova.com.
Use of Non-GAAP Financial Measures
This press release includes unaudited forward-looking non-GAAP financial measures including adjusted diluted earnings per share from continuing operations and adjusted free cash flow. Company management uses these measurements as aids in monitoring the Company’s ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against other medical technology companies. Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. These non-GAAP financial measures should be considered along with, but not as alternatives to, the operating performance measure as prescribed by GAAP.
LivaNova calculates forward-looking non-GAAP financial measures based on internal forecasts that omit certain amounts that would be included in GAAP financial measures. For example, forward-looking non-GAAP adjusted diluted earnings per share guidance excludes items such as, but not limited to, the make-whole premium related to the Term Loan, changes in fair value of contingent consideration arrangements, asset impairment charges and product remediation costs that would be included in comparable GAAP financial measures. The most directly comparable GAAP measure for adjusted diluted earnings per share from continuing operations is earnings per share. The most directly comparable GAAP measure for adjusted free cash flow is net cash provided by operating activities. However, non-GAAP financial adjustments on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors, including but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, merger and integration activities, changes in fair value of contingent consideration arrangements, product remediation costs, asset impairment charges, and the tax impact of the aforementioned items, tax law changes or other tax matters. Accordingly, reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

The Company believes adjusted financial measures used by LivaNova facilitate management review of the operational performance of the company, to serve as a basis for strategic planning and to assist in the design of compensation incentive plans. Furthermore, adjusted financial measures allow investors to evaluate the Company’s core performance for different periods on a more comparable and consistent basis, and with other entities in the medical technology industry by adjusting for items that are not related to the ongoing operations of the Company or incurred in the ordinary course of business.

Safe Harbor Statement
This news release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans and underlying assumptions and other statements that are not necessarily based on historical facts. These statements include, but are not limited to, statements regarding LivaNova’s expected full-year 2021 adjusted diluted earnings per share from continuing operations and adjusted free cash flow and the use of any proceeds from borrowings under the Credit Facility. Actual results may differ materially from those indicated in our forward-looking statements as a result of various factors, including those factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q and our

Current Reports on Form 8-K. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.
LivaNova Investor Relations Contact
Lindsey Little
+1 281-895-2382
Senior Director, Investor Relations
InvestorRelations@livanova.com

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